Exhibit 10.2

STOCKHOLDERS' AGREEMENT

DRAFTDAY GAMING GROUP, INC.
(a Delaware corporation)

STOCKHOLDERS' AGREEMENT

THIS STOCKHOLDERS' AGREEMENT (this "Agreement") is made as of September 8, 2015, by and among (i) DraftDay Gaming Group, Inc. (hereinafter referred to as the "Company"), a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii) the holders of common stock listed on Exhibit A (the "Common Holders").  The Common Holders are hereinafter sometimes together referred to as the "Stockholders" and sometimes each individually referred to as a "Stockholder".

WHEREAS, the Company has an authorized capital stock as more fully set forth in that certain Certificate of Incorporation (the "Certificate"), consisting of Fifty Million (50,000,000) shares of common stock, par value $0.01 (which Common Stock is hereinafter sometimes referred to as the "Common Stock" or "Stock" and shares of Common Stock are hereinafter referred to as "Common Shares" or "Shares").

WHEREAS, the Stockholders are the legal and beneficial owners of all of the issued and outstanding Common Shares, consisting of Twenty-Two Million Nine Hundred Fifty Thousand (22,950,000) shares of Common Stock, set forth on Exhibit A.

WHEREAS, the parties hereto believe that it is in the best interests of the Company and of the Stockholders to make provision for the management of the Company and future dispositions of shares of Stock and certain other matters; and

WHEREAS, the parties hereto desire to set forth in writing their understandings and agreements.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
Restrictions on Stock

1.01.  Scope of Agreement.  This Agreement shall apply to all Shares of Stock, now or hereafter issued by the Company and owned by any present or future Stockholder, whether voluntary, involuntary, or by operation of law, whether resulting from death, bankruptcy, insolvency, or otherwise.

1.02.  Restrictions on Transfer by Stockholder.  Except as otherwise provided in this Agreement or as agreed upon by the prior written consent of the Viggle Stockholder and one of the Sportech Stockholder or the MGT Stockholder (each as defined in Exhibit A), no Stockholder shall or may sell, exchange, deliver or assign, dispose of, bequeath or gift, pledge, mortgage, hypothecate or otherwise encumber, transfer, or permit to be transferred, whether voluntarily, involuntarily, or by operation of law (including, without limitation, the laws of bankruptcy, insolvency, intestacy, descent, and distribution and succession), all or any of the Shares now owned or hereafter acquired by such Stockholder.  Any transfer or attempted transfer of Shares in violation of this Section 1.02 shall, to the fullest extent permitted by law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the stock register of the Company.

1.03.  Agreement Binding upon Transferees.  In the event that, at any time or from time to time, any Shares are transferred to any party, other than the Company or other Stockholders, pursuant to any provision hereof, the transferee shall take such Shares pursuant to all provisions, conditions, and covenants of this Agreement, and, as a condition precedent to the transfer of such Shares, the transferee shall agree, for and on behalf of himself or itself, his or its legal representatives, and his or its transferees and assigns, in writing by the execution of a joinder agreement in the form of Exhibit B to be bound by all provisions of this Agreement as a party hereto and in the capacity of a Stockholder, and the parties hereto shall amend Exhibit A to reflect such party's Share ownership.  In the event that there shall be any transfer to any person or entity pursuant to any provision of this Agreement and in compliance with the provisions of this Section 1.03, all references herein to the Stockholders or to any Stockholder shall thereafter be deemed to include such transferee.

1.04.  Stock Transfer Record.  The Company shall keep a stock transfer book in which shall be recorded the name and address of each Stockholder.  No transfer or issuance of any shares of Stock shall be effective or valid unless and until recorded in the stock transfer book.  The Company agrees not to record any transfer or issuance of shares of Stock in the stock transfer book unless the transfer or issuance is in strict compliance with all provisions of this Agreement.  Each Stockholder agrees that, in the event he desires to make a transfer within the provisions hereof, he shall furnish to the Company such evidence of his compliance with this Agreement as may be reasonably required by the Board of Directors of, or counsel for, the Company.

1.05.  Endorsement on Stock Certificates.  Each certificate representing shares of Stock of the Company now or hereafter held by any Stockholder shall bear any legend or legends required by applicable securities laws and, in addition thereto, shall bear a statement in substantially the following form:

The voluntary or involuntary encumbering, transfer, or other disposition (including without limitation, any disposition pursuant to the laws of bankruptcy, intestacy, descent and distribution or succession) of the shares of stock evidenced by the within Certificate is restricted under the terms of a Stockholders' Agreement, dated as of September 8, 2015, by and among the Company and its Stockholders, a copy of which Agreement is on file at the principal office of the Company.  Upon written request of any such Stockholder of the Company, the Company shall furnish, without charge to such Stockholder, a copy of such Agreement.  The holder of this certificate, by acceptance of this certificate, agrees to be bound by all of the provisions of such Stockholders' Agreement.

1.06.  Agreements by the Company.  The Company agrees, for and on behalf of itself and its successors and assigns, that:

A.	It shall not issue, transfer, or reissue any shares of Stock in violation of the provisions of this Agreement.

B.	All certificates representing shares of Stock issued by the Company and held by a Stockholder shall bear an endorsement in substantially the form specified in Section 1.05 hereof.

1.07.  Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof (including the provisions herein restricting transfer of the Shares), in addition to any other remedy to which they are entitled at law or in equity, without any requirement to post or provide any bond or other security in connection therewith to prevent breaches of this Agreement by any Party hereto, and to enforce specifically the terms and provisions hereof against any party in any court having jurisdiction.

Article II
Board of Directors

2.01.  Board of Directors.  The bylaws of the Company shall provide that the Board shall consist of three directors:  Robert F.X. Sillerman, who shall be appointed the Chairman of the Board of Directors, one other director designated by the Viggle Stockholder and one director designated by the Sportech Shareholder.  The Company shall take all actions necessary to provide that the initial Viggle designees (including Mr. Sillerman) and the initial Sportech designee are nominated for reelection to the Board at the next annual meeting.  The Viggle Stockholder shall have the right to designate any replacement for Mr. Sillerman (or his successor(s)) or the other Viggle designee upon the death, resignation, retirement, removal or disqualification from office of Mr. Sillerman (or his successor(s)) or any other Viggle designee, as the case may be, and any replacement for Mr. Sillerman or any of his successors who are duly designated in accordance with this sentence shall be appointed Chairman of the Board.  The Sportech Stockholder shall have the right to designate any replacement for the Sportech designee upon the death, resignation, retirement, removal or disqualification from office of any Sportech designee.

2.02.  Maintaining Composition of the Board.  The Stockholders covenant and agree that they shall at all times and from time to time vote their Shares and any Shares over which they have voting control and, if applicable, vote as a director of the Company, to provide that the Board of Directors of the Company shall at all times consist of three (3) directors, two of whom will be appointed by the Viggle Stockholder and one of whom will be appointed by the Sportech Stockholder.

2.02.  Failure to Designate a Board Member.  If either the Viggle Stockholder or the Sportech Stockholder fail to exercise its right to designate a director or a replacement director, then the director designated by it and then serving shall be reelected if still eligible to serve as provided herein.

2.03.  Removal of Board Members.  Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 2.01 of this Agreement may be removed from office unless such removal is directed or approved by the Stockholders entitled under Section 2.01 to designate that director.  The Stockholder entitled to designate a director may also remove at will and replace that director; and

(b) upon the request of any party or parties entitled to designate a director as provided in Section 2.01 to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing or replacing directors.

2.04.  No Liability for Election of Recommended Directors.  No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.05.  Certificate of Incorporation and Bylaws.  The Company and each Stockholder shall take or cause to be taken all lawful action necessary to ensure at all times that the certificate of incorporation and bylaws of the Company are not inconsistent with the provisions of this Agreement.

Article III
Rights of First Refusal

3.01.  Definitions.  The following terms shall have the following meanings whenever used in this Agreement:

A.
"Bona Fide Offer" shall mean a legally enforceable offer in writing, made and signed by an offeror who is not an Affiliate of the Offering Stockholder (as defined in Section 3.01.C. hereof) to purchase Shares of the Offering Stockholder, as hereinafter defined, and who is a person or persons or entity or entities financially capable of carrying out the terms of such Bona Fide Offer.

B.
"Offering Stockholder Notice" shall mean written notice sent by the Offering Stockholder to the Other Stockholders (as defined hereinafter) stating that it has received a Bona Fide offer, containing a true and complete copy of the Bona Fide Offer and specifying (i) the number of Offered Shares to be sold by the Offering Stockholder; (ii) the per share purchase price and all terms and conditions of the Bona Fide Offer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; (iii) the name(s), address(es) of the offeror or offerors; and (iv) the proposed date, time and location of the closing of the transfer of the Offered Shares (as defined herein), which shall be not less than sixty (60) calendar days from the date of the Offering Stockholder Notice.  Any notice that does not contain all such requisite information shall not be considered an "Offering Stockholder Notice" for the purposes of Section 3.02 hereof.

C.
"Affiliate," as it relates to any person or entity, shall mean any parent, spouse, brother, or sister, or natural or adopted lineal descendant or spouse of such descendant of such person (any such person hereinafter in this Agreement being referred to as a "Relative"), and any proprietorship, corporation, partnership, trust, limited liability company, or other entity in which such person, entity, or Relative may have an equity interest or in which such person, entity, or Relative is a proprietor, partner, officer, director, employee, consultant, independent, manager, contractor, coventurer, employer, agent, representative, settlor, or beneficiary.

3.02.  Right of First Refusal and Receipt of Bona Fide Offer.  Subject to the terms and conditions specified in this Section 3.02, each Stockholder shall have a right of first refusal if any other Stockholder receives a Bona Fide Offer (such other Stockholder, the "Offering Stockholder") to purchase all but not less than all of such Stockholder's Shares (the "Offered Shares") that the Offering Stockholder desires to accept.  Each time the Offering Stockholder receives a Bona Fide Offer, the Offering Stockholder shall first make an offering of the Offered Shares to the other Stockholders in accordance with the following provisions of this Section 3.02 prior to transferring such Offered Shares to the party making the Bona Fide Offer (other than transfers that are permitted by Section 1.02 or Articles VII or VIII.)  The Offering Stockholder shall, within five (5) Business Days of receipt of the Bona Fide Offer, send an Offering Stockholder Notice to the Company and to the other Stockholders (hereinafter in this Article III referred to as the "Other Stockholders"), which Offering Stockholder Notice shall constitute the Offering Stockholder's offer to sell the Offering Stockholder's Shares to the Other Stockholders at the same price and upon the same terms and conditions as are contained in the Bona Fide Offer and which offer shall be irrevocable until the end of the ROFR Notice Period (as defined hereinafter).

3.03.  Procedure.  For a period of ten (10) calendar days from its receipt of the Offering Stockholder Notice, the Other Stockholders shall have the right to purchase all (but not less than all) of the Offered Shares by delivering a written notice (a "ROFR Offer Notice") to the Offering Stockholder stating an offer to purchase such Offered Shares on the terms specified in the Offering Stockholder Notice.  Each Stockholder that does not deliver a ROFR Offer Notice during the ROFR Notice Period shall be deemed to have waived all of such Stockholder's rights to purchase the Offered Shares under this Article III.  If the Other Stockholders shall not, individually or together, purchase (for reasons other than the Offering Stockholder's default hereunder), within the prescribed time periods, all of the Offered Shares, the Offering Stockholder shall have the right to accept the Bona Fide Offer in whole, but not in part, and to sell such Offered Shares, subject to all of the provisions and restrictions of this Agreement, including, without limitation, the co-sale rights set forth in Article VII with respect to those Stockholders who have not delivered ROFR Offer Notices, but only in strict accordance with all of the provisions of the Bona Fide Offer and only if the sale is fully consummated within one hundred twenty (120) calendar days after the mailing of the Offering Stockholder Notice pursuant to Section 3.02 hereof; provided, that any Stockholder who delivers a ROFR Offer Notice shall be deemed to have waived any rights that such Stockholder may have pursuant to Article VII.  In the event that the sale is not fully consummated within one hundred twenty (120) calendar days after the mailing of the Offering Stockholder Notice pursuant to Section 3.02 hereof, the provisions of this Article III must again be complied with by the Offering Stockholder before the Offering Stockholder may sell the Offered Shares pursuant to this Article III.  Each Stockholder shall take all actions as may be reasonably necessary to consummate the sale contemplated by Section 3.03, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.  At the closing of any sale and purchase pursuant to this Section 3.01, the Offering Stockholder shall deliver to the purchasing Stockholder(s) certificate or certificates representing the Offered Shares to be sold (if any) accompanied by stock powers with signatures guaranteed and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such purchasing Stockholder(s) by certified or official bank check or by wire transfer of immediately available funds.

3.04.  Exempted Transfers.  Notwithstanding the foregoing, the right of first refusal shall not apply to any transaction or related series of transactions that would terminate or upon completion would terminate this Agreement pursuant to Section 12.09.

Article IV
Rights to Future Stock Issuances

4.01.  Right of First Offer.  Subject to the terms and conditions of this Section 4.01 and applicable securities laws, if the Company proposes to offer or sell any new shares other than Excluded Securities, the Company shall first offer such new shares to each Stockholder.  "Excluded Securities" means shares of the Company issued in connection with (a) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (b) the conversion or exchange of any securities of the Company into shares of Common Stock or the exercise of any options, warrants or other rights to acquire such shares, (c) any acquisition by the Company of the stock, assets, properties or business of any person; (d) any merger, consolidation or other business combination involving the Company, (e) the commencement of any transaction or related transactions involving a Change of Control, (f) a stock split, stock dividend or any similar recapitalization or (g) any issuance of warrants or other similar rights to purchase any equity securities of the Company to lenders or other investors (excluding the Stockholders) in any arms’ length transaction providing debt financing to the Company or any of its Subsidiaries.

(a) Within five (5) Business Days following any meeting of the Board at which any issuance or sale of new Company's shares (other than Excluded Securities) is approved, the Company shall give written notice (the "Offer Notice") to each Stockholder, stating (i) its bona fide intention to offer such new shares; (ii) the number of such new shares to be offered; (iii) the proposed per share purchase price and terms, if any, upon which it proposes to offer such new shares; and (iv) the proposed issuance date of such shares.

(b) By written notification to the Company within ten (10) calendar days after the Offer Notice is given, each Stockholder may elect irrevocably to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such new shares which equals the proportion that the Stock then held by such Stockholder bears to the total Stock of the Company issued and held.  At the expiration of such ten (10) calendar day period, the Company shall promptly notify each Stockholder that elects to purchase or acquire all the shares available to it (each, a "Fully Exercising Stockholder") or of any other Stockholder's failure to do likewise.  During the ten (10) calendar day period commencing after the Company has given such notice, each Fully Exercising Stockholder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the new shares for which Stockholders were entitled to subscribe but that were not subscribed for by the Stockholders which is equal to the proportion that the Stock issued and held, by such Fully Exercising Stockholder bears to the Stock issued and held, by all Fully Exercising Stockholders who wish to purchase such unsubscribed shares.The closing of any sale pursuant to this Section 4.01(b) shall occur within the later of ninety (90) calendar days of the date that the Offer Notice is given and the date of initial sale of new shares pursuant to Section 4.01(c).

(c) If all new shares referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.01(b), no later than five (5) Business Days following the expiration of the ten (10) day period provided in Section 4.01(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.01(b), offer and sell the remaining unsubscribed portion of such new shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the new shares within such period, or if such agreement is not consummated within forty-five (45) calendar days of the execution thereof, the right provided hereunder shall be deemed to be revived and such new shares shall not be offered unless first reoffered to the Stockholders in accordance with this Section 4.01.

(d) The right of first offer in this Section 4.01 shall not be applicable to (i) new shares issued to employees, directors, officers, consultants or vendors of the Company; (ii) shares of Stock issued in a public offering; or (iii) the issuance of shares in connection with a Change of Control as defined in Section 8.01.

(e) The right of first offer set forth in this Section 4.01 shall terminate with respect to any Stockholder who fails to purchase, in any transaction subject to this Section 4.01 that closes, all of such Stockholder's pro rata amount of the new shares allocated (or, if less than such Stockholder's pro rata amount is offered by the Company, such lesser amount so offered) to such Stockholder pursuant to this Section 4.01.  Following any such termination, such Stockholder shall no longer be deemed a "Stockholder" for any purpose of this Section 4.01.

Article V
Reserved

Article VI
Purchase of Stock Upon Triggering Events

6.01.  Repurchase Right of Key Employee Stock.  The Company shall have the right to repurchase any and all Shares held by any employee who is terminated for Cause or who, within four (4) years from the date this Agreement was first executed, leaves the Company; provided, that only seventy-five percent (75%) of any Shares held by an employee are subject to this repurchase option and on the later of (i) the first day of the first full month following the date this Agreement was finally executed; or (ii) the first day of the first full month of the employee's date of hire (such date, the "Base Date") two and one-half percent (2.5%) of any and all Shares held by such employee will be released from this repurchase option and on the first day of each month after the Base Date two and one-half percent (2.5%) of such employee's shares will be released from this repurchase option.  "Cause" shall mean any of the following:

A.	The material breach of any material term of his employment agreement;

B.	The repeated, deliberate or intentional failure, refusal, or the habitual neglect of the employee to substantially perform his duties;

C.	Acts constituting gross negligence in the performance of his duties or any cause based on criminal misconduct; or

D.	An act of dishonesty by the employee intended to result in gain or personal enrichment of the employee at the Company's expense.

Article VII
Co-Sale Rights

7.01.  Sales by Stockholder.

A.
If any Stockholder is permitted under the terms of this Agreement to sell or transfer Shares and proposes to sell or transfer all or a portion of its Shares and neither the Company nor the other Stockholders have exercised their right of first refusal under Article III, then such Stockholder shall promptly give written notice (the "Notice") to the other Stockholders (the "Non-Selling Stockholders") at least thirty (30) calendar days prior to the closing of such sale or transfer.  The Notice shall contain the same information as the Offering Stockholder Notice.

B.
The Non-Selling Stockholders shall have the right, exercisable upon written notice to such selling Stockholder within ten (10) calendar days after receipt of the Notice, to participate in such sale of Stock on the same terms and conditions as the selling Stockholder.  To the extent one or more of the Other Stockholders (a "Participant") exercise such right of participation in accordance with the terms and conditions set forth below, the number of Shares that the selling Stockholder may sell in the transaction shall be correspondingly reduced.

C.
Each Participant may sell all or any part of that number of Shares equal to the product obtained by multiplying (i) the aggregate number of Shares covered by the Notice by (ii) a fraction the numerator of which is the number of Shares owned by the Participant at the time of the sale or transfer and the denominator of which is the total number of Shares owned by all Participants and the selling Stockholder at the time of the sale or transfer.

D.
Each Participant shall effect its participation in the sale by promptly delivering to the selling Stockholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Shares such Participant elects to sell.

E.
The stock certificate or certificates that the Participant delivers to the selling Stockholder pursuant to Section 7.01.D. shall be transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Notice, and the selling Stockholder shall concurrently therewith remit to such Participant that portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale.  To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participant exercising its rights of co-sale hereunder, the selling Stockholder shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, the selling Stockholder shall purchase such shares or other securities from such Participant at the same purchase price and subject to the same other terms and conditions; provided, however, that the form of consideration to be received by the Participant in connection with the proposed sale may be different from that received by the Participant.

F.
The terms and conditions of any transfer in accordance with Article VII will be memorialized in, and governed by, a written purchase and sale agreement with the prospective purchaser (the "Purchase and Sale Agreement") with customary terms and provisions for such a transaction, and the Participants and the selling Stockholder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with Article VII and to bear or contribute pro rata to the fees, costs and disbursements of such transaction, including, without limitation, fees of counsel to the Participant and selling Stockholder and any escrow required under the Purchase and Sale Agreement, subject to Section 7.01.G.

Subject to Section 7.01.D., the aggregate Shares to be sold and consideration payable to the Participants and the selling Stockholder shall be determined and allocated based on the number of shares of Stock sold to the Prospective Transferee by each Participant and the selling Stockholder as provided in Section 7.01.C.

Article VIII
Drag-Along Right

8.01.  Definitions.  A "Change of Control" shall mean, in one or a series of related transactions, (i) a sale or all or substantially all of the assets or Shares of the Company; (ii) a sale resulting in more than fifty percent (50%) of the Shares of the Company; or (iii) a merger of the Company with or into another company.

8.02.  Actions to be Taken.  In the event that the Viggle Stockholder (in this case, the "Electing Holder") requests, in writing, approval of a Change of Control transaction, and such Change of Control transaction is approved by Stockholders holding at least seventy percent of all Common Stock (which approving Stockholders may include the Viggle Stockholder), the Company and each Stockholder hereby agree:

A.
if such transaction requires Stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of such Change of Control transaction (together with any related amendment to the Company's certificate of incorporation required to implement such Change of Control) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Change of Control;

B.
to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Electing Holder to the Person to whom the Electing Holder proposes to sell its Shares, and on the same terms and conditions (including price) as the Electing Holder;

C.
to execute and deliver all related documentation and take such other action in support of the Change of Control as shall reasonably be requested by the Company or the Electing Holder in order to carry out the terms and provision of this Section 8.02, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

D.
not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Change of Control;

E.	to refrain from exercising any dissenters' rights or rights of appraisal under applicable law at any time with respect to such Change of Control;

F.
if the consideration to be paid in exchange for the Shares pursuant to this Section 8 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to "accredited investors" as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

G.
in the event that the Electing Holder, in connection with such Change of Control, appoints a stockholder representative (the "Stockholder Representative") with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Change of Control, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Stockholder's pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative's services and duties in connection with such Change of Control and its related service as the representative of the Stockholders; and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder  with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct;.

8.03.  Exceptions.  Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 8.02 above in connection with any proposed Change of Control (the "Proposed Sale") unless:

A.
any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances; (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable; (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder's obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

B.
the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

C.
the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale; and

D.
liability shall be limited to such Stockholder's applicable share (determined  based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder.

Article IX
General Provisions re:  Purchases

9.01.  Delivery of Stock and Documents.  Upon the closing of any purchase of any shares of Stock pursuant to this Agreement, the seller shall deliver to the purchaser the following:  The certificate or certificates representing the shares of Stock being sold, duly endorsed for transfer and bearing such documentary stamps, if any, as are necessary, and such assignments, certificates of authority, tax releases, consents to transfer, instruments, and evidences of title of the seller and of his compliance with this Agreement as may be reasonably required by the purchaser or by counsel for the purchaser.

9.02.  Remedy for Failure to Transfer Shares.  In the event that a Stockholder shall be required to sell his shares of Stock pursuant to any provision hereof, and in the further event that the Stockholder is unable to, or for any reason does not, deliver the certificate or certificates evidencing the shares to the person who, or entity which, is or desires to purchase the shares, in accordance with the applicable provisions of this Agreement, the purchaser of the shares may deposit the purchase price for the shares, by good check, promissory note or both, as the case may be under the applicable provisions of this Agreement, with any bank doing business within fifty (50) miles of the Company's principal office, or with the Company's certified public accountants, as agent or trustee, or in escrow, for the Stockholder, to be held by the bank or accountant until withdrawn by the Stockholder.  Upon the deposit by the purchaser of the purchase price for the shares and upon notice to the Stockholder who was required to sell, the shares of Stock of such Stockholder to be sold pursuant to the applicable provisions of this Agreement shall at such time be deemed to have been sold, assigned, transferred, and conveyed to the purchaser, the Stockholder shall have no further rights thereto, and the Company shall record the transfer in its stock transfer book.

9.03.  Restrictions on Sales of the Company.  No Stockholder shall be a party to any Change of Control unless (i) all holders of Stock are allowed to participate in such transaction; and (ii) the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Certificate as if such transaction were a Change of Control.

Article X
Appraisal

10.01.  Procedure for Appraisal.  For purposes of this Agreement, whenever it is necessary to compute the appraised value of Shares, the appraised value of the Shares shall be determined as follows:  If the selling Stockholder (or, if applicable, his executors or administrators or personal or legal representatives) and the Company (and/or, if applicable, the purchasing Stockholders) are able to reach mutual agreement as to appraised value, the agreed appraised value shall govern.  If mutual agreement cannot be reached, the selling Stockholder (or, if applicable, his executors or administrators or personal or legal representatives) shall promptly but no later than thirty (30) calendar days after any event triggering a purchase of shares of Stock pursuant to this Agreement and the Company (and/or, if applicable, the purchasing Stockholder) shall promptly but no later than thirty (30) calendar days after any event triggering a purchase of shares of Stock pursuant to this Agreement each will appoint an appraiser to find an appraised value for the selling Stockholder's shares of Stock as of the date specified in the appropriate provision of this Agreement.  Any party hereto appointing an appraiser shall furnish the other parties hereto with written notice of the name, address, and telephone number of the appraiser.  The failure of any party entitled to appoint an appraiser to make an appointment within the thirty (30) calendar day period shall constitute a waiver of the party's right to appoint in appraiser, and the determination of the other party's appraiser shall be deemed to be the "appraised value" for the shares of Stock, notwithstanding any other provision of this Article X.  If the two (2) appraisers agree upon the value of the shares of Stock, they shall jointly render a single written report of their opinion thereon.  If the two (2) appraisers cannot agree upon the value of the shares of Stock, they shall each render a separate written report within sixty (60) calendar days after their respective appointment and appoint a third appraiser, who shall appraise the shares of Stock and shall render a written report of its opinion thereon.  If the two appraisers cannot, within the thirty (30) calendar day period, agree on the appointment of a third appraiser, the accountant for the Company and accountant for the selling Stockholder shall confer upon and appoint the third appraiser.

The agreed value or the value contained in the joint written report or written report of the third appraiser, as the case may be, shall constitute the "appraised value" of the shares of Stock.

10.02.  Assumptions.  Any appraiser making any appraisal pursuant to this Article X shall assume an all-cash sale with respect to the shares of Stock to be sold and shall assume that the restrictions on transfer specified in this Agreement and any applicable federal or state securities law restrictions on transfer are not applicable to the shares of Stock.  In determining appraised value for any sale of shares pursuant to this Agreement, none of the appraisers shall consider the effect, to the business or business prospects of the Company, of the death of a Stockholder or the termination of employment of a Stockholder for any other reason.  Furthermore, none of the appraisers shall consider the life insurance proceeds, if any, received by the Company in valuing any share of Stock, and there shall be no "control premiums" or "minority ownership discounts" in valuing any shares of Stock.  All appraisers appointed shall be provided:  with all available financial statements of the Company; information as to its current financial condition; information as to its future plans and prospects; information as to its technology, know-how and competitive position; any other information reasonably necessary to make the appraisal; and shall have full access to all books and records of the Company.

10.03.  Qualifications.  All appraisers appointed shall be qualified by experience in the industry or industries in which the Company does business and by their ability to appraise such shares of Stock.

Article XI
Compliance with Laws

11.01 .  Compliance with Laws.  Each Stockholder specifically acknowledges that the the Company may be subject to certain licensing and regulatory requirements of various jurisdictions.  Each Stockholder shall cooperate fully with the Company in satisfying any such licensing and regulatory requirements.

11.02 .  Responsibility of Stockholders.  Each Shareholder shall be responsible for procuring and maintaining any and all licenses, permits, and/or approvals as may be required of such Shareholder under applicable law at their own cost and expense.

Article XII
General

12.01.  Notices.  Any and all notices, requests, or other communications hereunder provided for herein shall be given in writing and sent by hand delivery, by registered or certified mail, return receipt requested, with first-class postage prepaid or by a nationally recognized express mail courier which provides verification of delivery; and such notices shall be addressed: (i) if to the Company, to the principal office of the Company; and (ii) if to a Stockholder, to the address of the Stockholder as reflected in the stock records of the Company, unless notice of a change of address is furnished to all parties in the manner provided in this Section 12.01.  Any notice that is required to be made within a stated period of time shall be considered timely if delivered or mailed before midnight of the last day of such period.

12.02.  Invalid or Unenforceable Provisions.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted provided such remaining provisions continue to confer all of the material benefits to all parties to this Agreement that are intended to be conferred to them hereunder.

12.03.  Benefit and Burden.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their legatees, distributees, estates, executors, administrators, personal representatives, successors and assigns, and other legal representatives.

12.04.  Gender.  The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to be or include the plural, and visa versa, wherever appropriate.

12.05.  Changes; Waiver.  This Agreement may only be amended or compliance with any term may be waived only upon the approval of a majority vote of Shares.  Notwithstanding the foregoing, this Agreement may not be amended nor shall compliance with any term by waived with respect to the rights, preferences and priorities of any Stockholder without the written consent of such Stockholder, unless such amendment or waiver applies to all Stockholders in the same class as such Stockholder in such fashion.  No waiver of any provision of this Agreement shall be valid unless in writing.  The Company shall provide prompt notice of any amendment hereto or waiver hereunder to any Stockholder who has not consented in writing to such amendment or waiver.  The failure of any party at any time to insist upon strict performance of any condition, promise, agreement, or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement, or understanding at a future time.

12.06.  Entire Agreement.  This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties, and representations among the parties hereto with respect to the shares of Stock owned by the Stockholders and any other matters set forth herein, and there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among them with respect to such Shares or such other matters except as set forth herein.  Any and all prior agreements among the parties hereto with respect to the Shares are hereby revoked.  This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the Shares.

12.07.  Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof that might cause the law of another jurisdiction to apply.  The parties shall be subject to the exclusive jurisdiction of the state and federal courts of the State of New York.

12.08.  Headings.  The headings, subheadings, and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing, or enforcing any of the provisions of this Agreement.

12.09.  Termination of Agreement.  This Agreement shall be effective as of the date first hereinabove set forth and shall not apply to and terminate at such time as (a) the Stockholders shall sell all of their shares of Stock to the Company pursuant to any provision of this Agreement or otherwise; (b) there is a public offering and sale of securities of the Company to the public; or (c) the Company becomes subject to the periodic reporting requirements of Section 12(q) or 15(d) of the Securities Exchange Act of 1934.  Notwithstanding the foregoing, certain sections of this Agreement may terminate prior to the aforesaid termination if those sections so provide.

12.10.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures and counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.11.  Role of Drafters.  Each party to this Agreement has had sufficient opportunity to review this Agreement with their counsel and comment upon and contribute to the content hereof.  Accordingly, each party agrees that this Agreement shall not be construed for or against a party on account of any party's or counsel's role or contribution in or to the drafting of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, and each Stockholder has executed this Agreement under seal, all as of the day and year first above written.

Company:

DraftDay Gaming Group, Inc.

By:  /s/ John Small
Name: John Small
Its: Chief Financial Officer

Stockholders:

Each Stockholder executes this Agreement by virtue of and upon execution and delivery to the Company of the Joinder Page in the form attached hereto as Exhibit B.